EXHIBIT 99.1

EXPLANATION OF RESPONSES
(1)
The price reported in Column 4 is a weighted average price.  These shares were sold in multiple transactions at prices ranging from $31.500 to $31.675, inclusive. The reporting person undertakes to provide to the issuer, any security holder of the issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the range set forth in this footnote (1). This amendment is being filed to correct an inadvertent typographical error in the original Form 4, filed July 15, 2024 (the “Original Form 4”), in which footnotes (1) and (2) were referenced instead of only footnote (1).

(2)	Held directly by Insight SN Holdings, LLC
(3)	Held directly by Insight Venture Partners (Cayman) X, L.P.
(4)	Held directly by Insight Venture Partners (Delaware) X, L.P.
(5)	Held directly by Insight SN Holdings 2, LLC
(6)
This amendment is being filed to correct an inadvertent typographical error in the Original Form 4 in which the number of shares sold by Insight Venture Partners (Delaware) X, L.P. was reported as 125,685 instead of 72,109.

(7)
This amendment is being filed to correct an inadvertent typographical error in the Original Form 4 in which the number of shares held by Insight Venture Partners (Delaware) X, L.P. following the transaction was reported as 259,122 instead of 312,688.